Exhibit 99.1


FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

               ASSOCIATED MATERIALS ACQUIRES GENTEK HOLDINGS, INC.

CUYAHOGA FALLS, Ohio, August 29, 2003 - Associated Materials Incorporated ("Associated Materials") today announced the closing of its acquisition of all of the issued and outstanding shares of capital stock of Gentek Holdings, Inc. ("Gentek Holdings") and the repayment of all indebtedness of Gentek Holdings and its subsidiaries for an aggregate purchase price of approximately $118 million in cash, which includes an estimated working capital adjustment. The purchase price is subject to certain post-closing adjustments as well as customary transaction fees.

In connection with the acquisition, Associated Materials amended and restated its existing credit facility and borrowed an additional $113.5 million in term loans and expanded its revolving loan facility from $40 million to $70 million, including a new Canadian subfacility of $15 million (USD).

Michael Caporale, President and Chief Executive Officer of Associated Materials commented, "The closing of the Gentek acquisition marks a significant day for the growth of Associated Materials. Gentek's company-owned distribution centers in the mid-Atlantic region of the United States and throughout Canada and its strong U.S. independent distributor business enhances our distribution network. Their outstanding metal manufacturing capability and world class vinyl manufacturing plant strengthen our ability to provide industry-leading products. We strongly believe in the brand equity of the Revere(R) and Gentek(R) names and will maintain distinct separation of these brands from the Alside brand by continuing to offer differentiated product, sales, and marketing support. We look forward to providing the same excellent service and support to all of Gentek's Revere(R) and Gentek(R) brand customers."

Ira Kleinman, Chairman of Associated Materials and Senior Managing Director of Harvest Partners, commented, "We are excited about the synergy opportunities that Gentek will bring to Associated Materials. The transaction will extend Associated Materials' market leadership, expand their reach into specialty distribution, and expand their manufacturing capabilities. Consistent with Harvest Partners' longstanding practice of backing strong management teams, we will continue to support management's strategy for continued growth through operational excellence, product innovation and selective acquisitions."

               *                      *                         *

Associated Materials is a leading manufacturer of exterior residential building products which are distributed through company-owned distribution centers and independent distributors across the United States and Canada. Associated Materials produces a broad range of vinyl siding and accessories, vinyl windows, and aluminum and steel siding and accessories as well as vinyl fencing, decking and railing and vinyl garage doors. Associated Materials is a privately held, wholly owned subsidiary of Associated

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Materials Holdings Inc., which is controlled by affiliates of Harvest Partners,
Inc. For more information, please visit the company's website at http://www.associatedmaterials.com.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, medium-sized specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant additional capital available through its limited partners, which include numerous U.S., European and Asian industrial corporations and financial institutions. For more information on Harvest Partners please visit its web site at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Associated Materials that are based on the beliefs of Associated Materials' management. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," and similar expressions identify forward-looking statements. Such statements reflect the current views of Associated Materials' management with respect to Associated Materials' ability to profit from the acquisition of Gentek Holdings and to grow the Gentek brands as expected. Associated Materials' ability to profit from its initiatives will depend on a number of factors, including primarily customer acceptance of Gentek's products, the achievement of anticipated synergies and operational efficiency. Such statements also reflect the current views of Associated Materials' management with respect to its operations and results of operations regarding the availability of consumer credit, interest rates, employment trends, levels of consumer confidence, consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, costs of environmental compliance, level of competition within our market, availability of alternative building products, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

For Further Information

At Associated Materials:                      At Abernathy MacGregor Group Inc.:
D. Keith LaVanway                             Alison Brandt
Chief Financial Officer                       Media
(330) 922-2004                                (212) 371-5999